UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2017

WCI Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36023	27-0472098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive

Bonita Springs, Florida, 34134

(Address of principal executive offices) (Zip Code)

(239) 947-2600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 10, 2017, WCI Communities, Inc. (the “Company”) notified the New York Stock Exchange (“NYSE”) that the merger (the “Merger”) of the Company with a wholly-owned subsidiary of Lennar Corporation (“Lennar”) had become effective. As a result of the Merger, the Company’s common stock, par value $0.01 per share (“Company Common Stock”), was converted into the right to receive cash. Because of that, (a) the NYSE will suspend trading in the Company Common Stock effective before the opening of trading on the trading day after the Merger, and (b) the Company notified the NYSE that it was withdrawing the Company Common Stock from listing on the NYSE. The Company and the NYSE will be making the necessary filings with the Securities and Exchange Commission to remove the Company Common Stock from listing on the NYSE and to terminate the registration of the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s obligation to file reports under the Exchange Act will be suspended when the Company files the application to terminate its registration under that Act.

Item 3.03	Material Modification to Rights of Security Holders.

On February 10, 2017, the Merger became effective, and, as a result, each share of Company Common Stock was converted into the right to receive $23.50 in cash.

On February 10, 2017, the Company, Lennar and Wilmington Trust, National Association, as Trustee, entered into a Third Supplemental Indenture, which amended the Indenture dated as of August 7, 2013 relating to the Company’s 6.875% Senior Notes due 2021 (the “Notes”), to add Lennar as a co-issuer of the Notes. In becoming a co-issuer, Lennar became entitled to all the benefits of, and assumed and became liable for all the obligations of the Company with respect to, the Indenture and the Notes.

Item 5.01	Changes in Control of Registrant.

On February 10, 2017, the Merger became effective, and the Company became a wholly-owned subsidiary of Lennar.

In connection with the Merger, Lennar paid, or expects to pay, a total of approximately $643 million in cash to the former holders of Company Common Stock, as well as to holders of rights under the Company’s Long Term Incentive Plan, to holders of unvested restricted stock of the Company, and to holders of performance units and restricted share units that had been issued by the Company under incentive plans. Lennar obtained the funds it used in connection with the Merger from working capital and from proceeds from the recently completed issuance of $600 million aggregate principal amount of its 4.125% Senior Notes due 2022.

Item 5.07	Submission of a Matter to a Vote of Security Holders.

On February 10, 2017, there was a special meeting of the Company stockholders at which the stockholders were asked to vote on a proposal to adopt an Agreement and Plan of Merger, dated as of September 22, 2016, among the Company, Lennar and two wholly-owned subsidiaries of Lennar (the “Merger Agreement”). The results of the vote were as follows:

For	Against	Abstained	Broker non-votes
20,506,379	1,520	27,037	0

At the special meeting, stockholders were also asked to vote on a proposal to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there were not sufficient votes to adopt the Merger Agreement at the time of the meeting. The results of that vote were as follows:

For	Against	Abstained	Broker non-votes
19,203,353	1,331,046	537	0

Item 8.01	Other Events.

On February 10, 2017, the Merger was approved by the Company stockholders and it became effective on that day. Lennar elected to pay the entire merger consideration in cash. Therefore, as a result of the Merger, (i) each share of Company Common Stock was converted into the right to receive $23.50 in cash and (ii) the Company became a wholly-owned subsidiary of Lennar. The Merger took place in accordance with the Merger Agreement. A definitive proxy statement relating to the Merger, which included the Merger Agreement as an exhibit, was filed by the Company with the Securities and Exchange Commission on January 12, 2017, and is incorporated by reference in this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Document

4.1	Third Supplemental Indenture, dated February 10, 2017, among WCI Communities, Inc., the Subsidiary Guarantors named therein, Wilmington Trust, National Association, as Trustee, and Lennar Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 10, 2017	WCI COMMUNITIES, INC.

	By:	/s/ Bruce Gross
Name: Bruce Gross Title: Vice President and Chief Financial Officer